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Exhibit 3.1

        Delaware

The First State

              I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "CARRIAGE SERVICES, INC.", FILED IN THIS OFFICE ON THE TENTH DAY OF MAY, A.D. 2002, AT 2 O'CLOCK P.M.

              A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ HARRIET SMITH WINDSOR Harriet Smith Windsor, Secretary of State
2365833 8100 020300341	AUTHENTICATION: 1771651 DATE: 05-10-02

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CARRIAGE SERVICES, INC.

* * * * * * * *

        CARRIAGE SERVICES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

        First: That the Board of Directors of the Corporation, at a meeting duly held on February 19, 2002, adopted the following resolution proposing and declaring advisable an amendment to the Certificate of Incorporation of the Corporation, as follows:

          NOW, THEREFORE, BE IT RESOLVED, that Article IV of the Certificate of Incorporation of the Corporation be amended in its entirety so that, as amended, said Article IV shall read as follows:

    "The total number of shares of stock that the Corporation shall have authority to issue is 120,000,000 shares of capital stock, consisting of (i) 40,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"); and (ii) 80,000,000 shares of Common Stock, par value $.01 per share ("Common Stock").

    The designations and the powers, preferences, rights, qualifications, limitations and restrictions of the Common Stock and the Preferred Stock are as follows:

            1.    Provisions Relating to the Common Stock.

              (a)  Dividends. Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any class or series thereof, each share of Common Stock shall entitle the holder of record thereof to receive dividends out of funds legally available therefor, when, as and if declared by the board of directors of the Corporation with respect to any of such class of stock.

              (b)  Liquidation Rights. The holders of Common Stock shall be entitled to participate in the net assets of the Corporation remaining after any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, and after payment or provision for the payment of the debts and liabilities of the Corporation and payment of the liquidation preference of any shares of capital stock of the Corporation having such a preference, distributing such proceeds pro-rata among the holders of Common Stock. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (b), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other company or companies or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the Corporation.

              (c)  Voting Rights. Each share of Common Stock shall entitle the registered holder thereof to one vote on all matters brought before the common stockholders of the Corporation for a vote.

            2.    Provisions Relating to the Preferred Stock.

              (a)  The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have any designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof as are stated and expressed in this Article IV and in the resolution or resolutions providing for the issue of such class or series adopted by the board of directors of the Corporation as hereafter prescribed.

              (b)  Authority is hereby expressly granted to and vested in the board of directors of the Corporation to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

                  (i)  whether or not the class or series is to have voting rights, special, or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

                (ii)  the number of shares to constitute the class or series and the designations thereof,

                (iii)  the preferences and relative, participating, optional, or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

                (iv)  whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities, or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

                (v)  whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the periodic amount thereof, and the terms and provisions relative to the operation thereof;

                (vi)  the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

              (vii)  the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

              (viii)  whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

                (ix)  any other special rights and protective provisions with respect to any class or series as may to the board of directors of the Corporation seem advisable.

              (c)  The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects and in any other manner. The board of directors of the Corporation may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The board of directors of the Corporation may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

            3.    General.

              (a)  Subject to the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of its Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the board of directors of the Corporation, which is expressly authorized to fix the same in its absolute discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

              (b)  The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation's capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the board of directors of the Corporation. The board of directors of the Corporation shall be empowered to set the exercise price, duration, times for exercise, and other terms of such rights or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof."

        Second: That a majority of the outstanding stock entitled to vote on such amendment, and a majority of the outstanding stock of each class entitled to vote thereon as a class, has been voted in favor of such amendment.

        Third: That this amendment provides for an exchange and reclassification of every share of the Corporation's Class A Common Stock, $.01 par value per share, issued and outstanding immediately prior to the effective date of such amendment and held by all holders of shares of such Class A Common Stock, with and into one (1) share of the Corporation's Common Stock, $.01 par value per share. Notwithstanding that any certificates for shares of Class A Common Stock shall not have been surrendered for cancellation pursuant to such exchange and reclassification, the shares of Class A Common Stock so exchanged and reclassified shall no longer be deemed outstanding and, upon the effective date of such amendment, the holders of certificates representing each share of Class A Common Stock shall have, from and after such date, the rights of holders of one (1) share of Common Stock, $.01 par value per share, and each such holder shall have the right, upon surrender of such certificates, to receive from the Corporation a certificate or certificates representing the identical number of shares of the Corporation's Common Stock, $.01 par value per share, as set forth on such certificate or certificates so surrendered for cancellation.

        IN WITNESS WHEREOF, CARRIAGE SERVICES, INC. has caused this Certificate of Amendment to be executed by MELVIN C. PAYNE, the Chief Executive Officer of the Corporation, this 7th day of May, 2002.

CARRIAGE SERVICES, INC.
By:	/s/ MELVIN C. PAYNE MELVIN C. PAYNE, Chief Executive Officer

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  Exhibit 3.1